EXHIBIT 10.3

Contract for Services, dated October 8, 2013, between the Company’s subsidiary, AbTech Industries, Inc., and

Nassau County, a municipal corporation acting on behalf of the County Department of Public Works.

CONTRACT FOR SERVICES

THIS AGREEMENT (together with the schedules, appendices, attachments and exhibits, if any, this “Agreement”), dated as of the date this Agreement is executed by the County of Nassau, between (i) Nassau County, a municipal corporation having its principal office at One West Street, Mineola, New York 11501 (the “County”) acting on behalf of the County Department of Public Works, having its principal office at 1194 Prospect Avenue, Westbury, New York 11590 (the “Department”) and (ii) AbTech Industries, Inc., a consulting engineering firm, having its principal office at 4110 N. Scottsdale Road, Scottsdale Arizona 85251 (the “Firm” or the “Contractor”).

WITNESSETH:

WHEREAS, the County desires to hire the Firm to perform the services described in this Agreement;

WHEREAS, this is a personal service contract within the intent and purview of Section 2206 of the County Charter; and,

WHEREAS, the Firm desires to perform the services described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the parties agree as follows:

1.            Term. The term of this Agreement shall commence upon full execution of this Agreement by the parties (the “Commencement Date”) and terminate three (3) years from commencement date (“Expiration Date”), unless sooner terminated or extended in accordance with its terms. Notwithstanding the foregoing, the Department, in its sole discretion, shall have the right to extend this Agreement for a period of up to one (1) year by delivering a notice of extension to the Firm at least thirty (30) days prior to the Expiration Date. The Agreement so extended shall be on the same terms, conditions and covenants as during the initial term except that the Expiration Date shall be modified in accordance with the notice of extension.

2.            Services, Extra Services and Reimbursable Expenses.

(a)          The services to be provided by the Firm under this Agreement are engineering, design, maintenance and inspection services (“Services”) and installation services (“Construction”). The County is seeking approval to award this contract as a design build contract. When such approval is received the County will proceed with the Construction. Such Services shall include, but not be limited to the selection of sites, technology, design, operation and maintenance of stormwater treatment technology, shall consist of those specific work divisions and deliverables related to this project as more particularly described in the “Detailed Scope of Services,” attached hereto and hereby made a part hereof as Exhibit “A” and Construction described in Exhibit “A1”.

(b)          At any time during the term of this Agreement, the County may, in its sole and absolute discretion, require the Contractor to perform Extra Services. The Contractor shall not perform, nor be compensated for, Extra Services without the prior written approval of the Commissioner. The Contractor agrees to perform any such Extra Services in accordance with the terms and conditions contained in this Agreement. As used herein, “Extra Services” means additional services which are (i) generally within the scope of services set forth in this Agreement, (ii) necessary or in furtherance of the goals of this Agreement and (iii) not dire to the fault or negligence of the Contractor.

(c)          The following items are not included in the Firm’s fee, and shall be reimbursable at an actual cost as expenditures in the interest of the project provided (i) they have been approved in advance by the Commissioner of the Department in writing, in his/her sole discretion, (ii) are not considered services as set forth in this Agreement, and (iii) subject to compliance with the County’s bill paying procedures:

(1)          The direct cost of expenses for travel, including transportation (coach unless otherwise authorized by the County), reasonable meal and lodging expenses, at rates established by the General Service Administration (GSA).

(2)          Testing Laboratory Services.

(3)          Messenger service and cables as not necessarily incurred in the performance of services hereunder by the Firm and their sub-consultants.

(4)          Final models, photographs and renderings as requested by the County.

(5)          Reproduction of design development and construction document drawings, specification, reports and other documents furnished to, or on behalf of, the County in excess of five (5) copies each. Any items prepared on behalf of the Firm or their sub-consultants shall not be paid for by the County.

(6)          Other comparable expenses as approved by the County.

(d)          Prior to the Notice to Proceed for Construction the County and Firm will modify the terms of this Agreement to include any and all provisions applicable and required by New York State Law for municipal construction, any and all construction guidelines and requirements of the Department.

3.            Payment.

(a)          Amount of Consideration. The amount to be paid to the Firm as full consideration for the Firm’s services under this Agreement, including any Extra Services that may be so authorized, shall be payable as set forth in the “Payment Schedule,” attached hereto and made a hereby part hereof as Exhibit “B”. Notwithstanding the foregoing, the maximum amount to be paid to the Firm for the Firm’s services under this Agreement shall not exceed twelve million ($12,000,000) dollars.

(b)          Vouchers; Voucher Review, Approval and Audit. Payments shall be made to the Firm in arrears and shall be contingent upon (i) the Firm submitting a claim voucher (the “Voucher”) in a form satisfactory to the County, that (a) states with reasonable specificity the services provided and the payment requested as consideration for such services, (b) certifies that the services rendered and the payment requested are in accordance with this Agreement, and (c) is accompanied by documentation satisfactory to the County supporting the amount claimed, and (ii) review, approval and audit of the Voucher by the Department and/or the County Comptroller or his or her duly designated representative (the “Comptroller”).

(c)          Timing of Claims for Payment. The Firm shall submit claims no later than three (3) months following the County’s receipt of the services that are the subject of the claim and no more frequently than once a month.

(d)          No Duplication of Payments. Payments under this Agreement shall not duplicate payments for any work performed or to be performed under other agreements between the Firm and any funding source including the County.

(e)          Payments in Connection with Termination or Notice of Termination. Unless a provision of this Agreement expressly states otherwise, payments to the Firm following the termination of this Agreement shall not exceed payments made as consideration for services that were (i) performed prior to termination, (ii) authorized by this Agreement to be performed, and (iii) not performed after the Firm received notice that the County did not desire to receive such services.

(f)           Payments Relating to Services Rendered by Subcontractors. The County retains the right, but not the obligation, prior to making any payment to the Contractor, to demand that the Contractor furnish to the County, proof acceptable to the County, in its sole and absolute discretion, that all due and payable claims made by subcontractors in connection with this Agreement have been paid to date or are included in the amount being requested by the Contractor.

4.            Ownership and Control of Work Product.

(a)          Copyrights.

(i)            Upon execution of this Agreement, any reports, documents, data, photographs and/or other materials produced pursuant to this Agreement, and any and all drafts and/or other preliminary materials in any format related to such items, shall become the exclusive property of the County.

(ii)          Any reports, documents, data, photographs and/or other materials produced pursuant to this Agreement (“Copyrightable Materials”) shall be considered “work-made-for-hire” within the meaning and purview of Section 101 of the United States Copyright Act, 17 U.S.C. §101, and the County shall be the copyright owner thereof and of all aspects, elements and components thereof in which copyright protection might exist. To the extent that the Copyrightable Materials do not qualify as “work-made-for-hire,” the Contractor hereby irrevocably transfers, assigns and conveys exclusive copyright ownership in and to the Copyrightable Materials to the County, free and clear of any liens, claims, or other encumbrances. The Contractor shall retain no copyright or intellectual property interest in the Copyrightable Materials, and they shall be used by the Contractor for no other purpose without the prior written permission of the County. Notwithstanding anything herein to the contrary, the parties agree that Contractor shall be permitted to use the Copyrightable Materials (and any Information contained therein which is developed by Contractor) for the limited purpose of creating various reports, case studies, promotional materials and/or proposals, which may be provided to third parties.

(iii)         The Contractor acknowledges that the County may, in its sole discretion, register copyright in the Copyrightable Materials with the U.S. Copyright Office or any other government agency authorized to grant copyright registrations. The Contractor shall cooperate in this effort, and agrees to provide any further documentation necessary to accomplish this.

(iv)         The Contractor represents and warrants that the Copyrightable Materials: (1) are wholly original material not published elsewhere (except for material that is in the public domain); (2) do not violate any copyright law; (3) do not constitute defamation or invasion of the right of privacy or publicity, and (4) are not an infringement of any kind, of the rights of any third party. To the extent that the Copyrightable Materials incorporate any non-original material, the Contractor has obtained all necessary permissions and clearances, in writing, for the use of such non-original material under this Agreement, copies of which shall be provided to the County upon execution of this Agreement.

(b)          Patents and Inventions. Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Department, and if this work is supported by a federal grant of funds, shall be promptly and fully reported to the Federal Government for determination as to whether patent protection on such invention shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered in order to protect the public interest.

(c)          Pre-existing Rights. In no case shall 4(a) or 4(b) above apply to, or prevent the Contractor from asserting or protecting its rights in any report, document or other data, or any invention which existed prior to or was developed or discovered independently from the activities directly related to this Agreement.

(d)          Infringements of Patents, Trademarks, and Copyrights. The Contractor shall indemnify and hold the County harmless against any claim for any infringement by the Contractor of any copyright, trade secrets, trademark or patent rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Contractor in the performance of this Agreement. The Contractor shall indemnify and hold the County harmless regardless of whether or not the infringement arises out of compliance with the scope of services/scope of work.

(e)          Antitrust. The Contractor hereby assigns, sells, and transfers to the County all right, title and interest in and to any claims and causes of action arising under the antitrust laws of the State of New York or of the United States relating to the particular goods or services procured by the County under this Agreement.

5.            Independent Contractor. The Firm is an independent contractor of the County. The Firm shall not, nor shall any officer, director, employee, servant, agent or independent contractor of the Firm (a “Contractor Agent”), be (i) deemed a County employee, (ii) commit the County to any obligation, or (iii) hold itself, himself, or herself out as a County employee or Person with the authority to commit the County to any obligation. As used in this Agreement the word “Person” means any individual person, entity (including partnerships, corporations and limited liability companies), and government or political subdivision thereof (including agencies, bureaus, offices and departments thereof).

6.            No Arrears or Default. The Firm is not in arrears to the County upon any debt or contract and it is not in default as surety, contractor, or otherwise upon any obligation to the County, including any obligation to pay taxes to, or perform services for or on behalf of, the County.

7.            Compliance With Law.

(a)          Generally. The Firm shall comply with any and all applicable Federal, State and local Laws, including, but not limited to those relating to conflicts of interest, discrimination, a living wage, disclosure of information and vendor registration, in connection with its performance under this Agreement. In furtherance of the foregoing, the Firm is bound by and shall comply with the terms of Appendices L and EE attached hereto and with the County’s vendor registration protocol. As used in this Agreement the word “Law” includes any and all statutes, local laws, ordinances, rules, regulations, applicable orders, and/or decrees, as the same may be amended from time to time, enacted, or adopted.

(b)          Nassau County Living Wage Law. Pursuant to LL 1-2006, as amended, and to the extent that a waiver has not been obtained in accordance with such law or any rules of the County Executive, the Firm agrees as follows:

(i)	Firm shall comply with the applicable requirements of the Living Wage Law, as amended.

(ii)	Failure to comply with the Living Wage Law as amended, constitutes a material breach of this Agreement, such breach being determined solely by the County. Firm has the right to cure such breach within thirty (30) days of receipt of notice of breach from the County. In the event that such breach is not timely cured, the County may terminate this Agreement as well as exercise any other rights available to the County under applicable law.

(iii)	It shall be a continuing obligation of the Firm to inform the County of any material changes in the content of its certification of compliance and shall provide to the County any information necessary to maintain the certification’s accuracy.

(c)          Records Access. Subject to Section 4(a)(ii), the parties acknowledge and agree that all records, information, and data (“Information”) acquired in connection with performance or administration of this Agreement shall be used and disclosed solely for the purpose of performance and administration of the contract or as required by law. The Firm acknowledges that Firm Information in the County’s possession may be subject to disclosure under Article 6 of the New York State Public Officer’s Law (“Freedom of Information Law” or “FOIL”). Inthe event that such a request for disclosure is made, the County shall make reasonable efforts to notify the Firm of such request prior to disclosure of the Information so that the Firm may take such action as it deems appropriate.

(d)          Protection of Client Information. Subject to Section 4(a)(ii), the Firm acknowledges and agrees that all confidential information that the Firm acquires from the County in connection with performance under this Agreement shall be strictly confidential, used solely for the purpose of performing services to or on behalf of the County, and shall not be disclosed to third parties except (i) as permitted under this Agreement, (ii) with the written consent of the County (and then only to the extent of the consent), or (iii) upon legal compulsion. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7(b) and (c) will not apply to any Information or other confidential information (a) after it becomes generally known to the public through no fault of the Firm; (b) that was known to the Firm before being received from the County; (c) that is disclosed to the Firm by a third party, provided that such disclosure was not in breach of any obligation of confidentiality to the County; (d) that is at any time independently developed by the Firm; or (e) that is required by law, court order or a governmental agency to be disclosed (in which case the County shall make reasonable efforts to notify the Firm of such request prior to disclosure of the Information so that the Firm may take such action as it deems appropriate).

8.            Minimum Service Standards. Regardless of whether required by Law:

(a)          The Firm shall, and shall cause Contractor Agents to, conduct its, his or her activities in connection with this Agreement so as not to endanger or harm any Person or property.

(b)          The Firm shall deliver services under this Agreement in a professional manner consistent with the standard and accepted practices of the industry in which the Firm operates. The Firm shall take all actions necessary or appropriate to meet the obligation described in the immediately preceding sentence, including obtaining and maintaining, and causing all Contractor Agents to obtain and maintain, all approvals, licenses, and certifications (“Approvals”) necessary or appropriate in connection with this Agreement.

9.            Indemnification; Defense; Cooperation.

(a)          The Firm shall be solely responsible for and shall indemnify and hold harmless the County, the Department and its officers, employees, and agents (the “Indemnified Parties”) from and against any and all liabilities, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and damages (“Losses”), arising out of or in connection with any negligent acts or omissions of the Firm or a Contractor Agent, including Losses in connection with any threatened investigation, litigation or other proceeding or preparing a defense to or prosecuting the same; provided, however, that the Firm shall not be responsible for that portion, if any, of a Loss that is caused by the negligence of the County.

(b)          The Firm shall, upon the County’s demand and at the County’s direction, promptly and diligently defend, at the Firm’s own risk and expense, any and all suits, actions, or proceedings which may be brought or instituted against one or more Indemnified Parties for which the Firm is responsible under this Section; and, the Firm shall pay and satisfy any judgment, decree, loss or settlement in connection therewith.

(c)          The Firm shall, and shall cause Contractor Agents to, cooperate with the County and the Department in connection with the investigation, defense or prosecution of any action, suit or proceeding in connection with this Agreement, including the acts or omissions of the Firm and/or a Contractor Agent in connection with this Agreement.

(d)          The provisions of this Section shall survive the termination of this Agreement.

10.         Insurance.

(a)          Types and Amounts. The Firm shall obtain and maintain throughout the term of this Agreement, at its own expense (i) one or more policies for commercial general liability insurance, which policy(ies) shall name “Nassau County” as an additional insured and have a minimum single combined limit of liability of not less than one million dollars ($1,000,000) per claim and two million dollars ($2,000,000) aggregate coverage, (ii) if contracting in whole or part to provide professional services, one or more policies for professional liability insurance, which policy(ies) shall have a minimum single combined limit liability of not less than two million dollars ($2,000,000) per claim and four million dollars ($4,000,000) aggregate coverage, (iii) compensation insurance for the benefit of the Firm’s employees (“Workers’ Compensation Insurance”), which insurance is in compliance with the New York State Workers’ Compensation Law, and (iv) such additional insurance as the County may from time to time specify.

(b)          Acceptability Deductibles; Sub-consultants. All insurance obtained and maintained by the Firm pursuant to this .Agreement shall be (i) written by one or more commercial insurance carriers licensed to do business in New York State and acceptable to the County and which is (ii) in form and substance acceptable to the County. The Firm shall be solely responsible for the payment of all deductibles to which such policies are subject. The Firm shall require any sub-consultant hired in connection with this Agreement to carry insurance with the same limits and provisions required to be carried by the Firm under this Agreement.

(c)          Delivery; Coverage Change; No Inconsistent Action. Prior to the execution of this Agreement, copies of current certificates of insurance evidencing the insurance coverage required by this Agreement shall be delivered to the Department. Not less than thirty (30) days prior to the date of any expiration or renewal of, or actual, proposed or threatened reduction or cancellation of coverage under, any insurance required hereunder, the Firm shall provide written notice to the Department of the same and deliver to the Department renewal or replacement certificates of insurance. The Firm shall cause all insurance to remain in full force and effect throughout the term of this Agreement and shall not take or omit to take any action that would suspend or invalidate any of the required coverage. The failure of the Firm to maintain Workers’ Compensation Insurance shall render this contract void and of no effect. The failure of the Firm to maintain the other required coverage shall be deemed a material breach of this Agreement upon which the County reserves the right to consider this Agreement terminated as of the date of such failure.

(d)          Insurance Associated with Construction. Prior to the Notice to Proceed for construction the County and Firm will modify the terms of this Agreement to include any and all insurance provisions to cover the scope of work included.

11.         Assignment; Amendment; Waiver; Subcontracting. This Agreement and the rights and obligations hereunder may not be in whole or part (I) assigned, transferred or disposed of, (ii) amended, or (iii) waived, (iv) subcontracted without the prior written consent of the County Executive or his or her duly designated deputy (the “County Executive”), and any purported assignment, other disposal or modification without such prior written consent shall be null and void. The failure of a party to assert any of its rights under this Agreement, including the right to demand strict performance, shall not constitute a waiver of such rights.

12.         Termination.

(a)          Generally. This Agreement may be terminated (i) for any reason by the County upon thirty (30) days’ written notice to the Firm, (ii) for “Cause” by the County immediately upon the receipt by the Firm of written notice of termination, (iii) upon mutual written agreement of the County and the Firm, and (iv) in accordance with any other provisions of this Agreement expressly addressing termination.

As used in this Agreement the word “Cause” includes: (i) a breach of this Agreement; (ii) the failure to obtain and maintain in full force and effect all Approvals required for the services described in this Agreement to be legally and professionally rendered; and (iii) the termination or impending termination of federal or state funding for the services to be provided under this Agreement.

(b)          By the Firm. This Agreement may be terminated by the Firm if performance becomes impracticable through no fault of the Firm, where the impracticability relates to the Firm’s ability to perform its obligations and not to a judgment as to convenience or the desirability of continued performance. Termination under this subsection shall be effected by the Firm delivering to the commissioner or other head of the Department (the “Commissioner”), at least sixty (60) days prior to the termination date (or a shorter period if sixty (60) days’ notice is impossible), a notice stating (i) that the Firm is terminating this Agreement in accordance with this subsection, (ii) the date as of which this Agreement will terminate, and (iii) the facts giving rise to the Firm’s right to terminate under this subsection. A copy of the notice given to the Commissioner shall be given to the Deputy County Executive who oversees the administration of the Department (the “Applicable DCE”) on the same day that notice is given to the Commissioner.

(c)          Firm Assistance Upon Termination. In connection with the termination or impending termination of this Agreement the Firm shall, regardless of the reason for termination, take all actions reasonably requested by the County (including those set forth in other provisions of this Agreement) to assist the County in transitioning the Firm’s responsibilities under this Agreement. The provisions of this subsection shall survive the termination of this Agreement.

13.         Accounting Procedures; Records. The Firm shall maintain and retain, for a period of six (6) years following the later of termination of or final payment under this Agreement, complete and accurate records, documents, accounts and other evidence, whether maintained electronically or manually (“Records”), pertinent to performance under this Agreement. Records shall be maintained in accordance with Generally Accepted Accounting Principles and, if the Firm is a non-profit entity, must comply with the accounting guidelines set forth in the federal Office of Management & Budget Circular A-122, “Cost Principles for Non-Profit Organizations.” Such Records shall at all times be available for audit and inspection by the Comptroller, the Department, any other governmental authority with jurisdiction over the provision of services hereunder and/or the payment therefore, and any of their duly designated representatives. The provisions of this Section shall survive the termination of this Agreement.

14.         Limitations on Actions and Special Proceedings Against the County. No action or special proceeding shall lie or be prosecuted or maintained against the County upon any claims arising out of or in connection with this Agreement unless:

(a)          Notice. At least thirty (30) days prior to seeking relief the Firm shall have presented the demand or claim(s) upon which such action or special proceeding is based in writing to the Applicable DCE for adjustment and the County shall have neglected or refused to make an adjustment or payment on the demand or claim for thirty (30) days after presentment. The Firm shall send or deliver copies of the documents presented to the Applicable DCE under this Section to each of (i) the Department and the (ii) the County Attorney (at the address specified above for the County) on the same day that documents are sent or delivered to the Applicable DCE. The complaint or necessary moving papers of the Firm shall allege that the above-described actions and inactions preceded the Firm’s action or special proceeding against the County.

(b)          Time Limitation. Such action or special proceeding is commenced within the earlier, of (i) one (1) year of the first to occur of (A) final payment under or the termination of this Agreement, and (B) the accrual of the cause of action, and (ii) the time specified in any other provision of this Agreement.

15.         Work Performance Liability. The Firm is and shall remain .primarily liable for the successful completion of all work in accordance with this Agreement irrespective of whether the Firm is using a Contractor Agent to perform some or all of the work contemplated by this Agreement, and irrespective of whether the use of such Contractor Agent has been approved by the County.

16.         Consent to Jurisdiction and Venue; Governing Law. Unless otherwise specified in this Agreement or required by Law; exclusive original jurisdiction for all claims or actions with respect to this Agreement shall be in the Supreme Court in Nassau County in New York State and the parties expressly waive any objections to the same on any grounds, including venue and forum non conveniens, This Agreement is intended as a contract under, and shall be governed and construed in accordance with, the Laws of New York State, without regard to the conflict of laws provisions thereof.

17.         Notices. Any notice, request, demand or other communication required to be given or made in connection with this Agreement shall be (a) in writing, (b) delivered or sent (i) by hand delivery, evidenced by a signed, dated receipt, (ii) postage prepaid via certified mail, return receipt requested, or (iii) overnight delivery via a nationally recognized courier service, (c) deemed given or made on the date the delivery receipt was signed by a County employee, three (3) business days after it is mailed or one (1) business day after it is released to a courier service, as applicable, and (d)(i) if to the Department, to the attention of the Commissioner at the address specified above for the Department, (ii) if to an Applicable DCE, to the attention of the Applicable DCE (whose name the Firm shall obtain from the Department) at the address specified above for the County. (iii) if to the Comptroller, to the attention of the Comptroller at 240 Old Country Road, Mineola, NY 11501, and (iv) if to the Firm, to the attention of the person who executed this Agreement on behalf of the Firm at the address specified above for the Firm, or in each case to such other persons or addresses as shall be designated by written notice.

18.	All Legal Provisions Deemed Included; Severability; Supremacy; Construction.

(a)          Every provision required by Law to be inserted into or referenced by this Agreement is intended to be a part of this Agreement. If any such provision is not inserted or referenced or is not inserted or referenced in correct form then (i) such provision shall be deemed inserted into or referenced by this Agreement for purposes of interpretation and (ii) upon the application of either party this Agreement shall be formally amended to comply strictly with the Law, without prejudice to the rights of either party.

(b)          In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)          Unless the application of this subsection will cause a provision required by Law to be excluded from this Agreement, in the event of an actual conflict between the terms and conditions set forth above the signature page to this Agreement and those contained in any schedule, exhibit, appendix, or attachment to this Agreement, the terms and conditions set forth above the signature page shall control. To the extent possible, all the terms of this Agreement should be read together as not conflicting.

(d)          Each party has cooperated in the negotiation and preparation of this Agreement. Therefore, in the event that construction of this Agreement occurs, it shall not be construed against either party as drafter.

19.         Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.         Entire Agreement. This Agreement represents the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements (whether written or oral) of the parties relating to the subject matter of this Agreement.

21.         Administrative Service Charge. The Firm agrees to pay the County an administrative service charge of five hundred thirty three and 00/100 dollars ($533.00) for the processing of this Agreement pursuant to Ordinance Number 74-1979, as amended by Ordinance Number 201-2001. The administrative service charge shall be due and payable to the County by the Firm upon signing this Agreement.

22.	Joint Venture.

(a)          If the Contractor is comprised of more than one legal entity or any group of partners or joint venturers associated for the purpose of undertaking this Agreement, each such entity acknowledges and hereby affirmatively represents and agrees that each has the power to bind the Contractor and each of the others hereunder; and as such, each acts both as principal and agent of the Contractor and of each of the others hereunder. Each further acknowledges and agrees that all such entities, partners or joint venturers associated for the purposes of undertaking this Agreement shall be jointly and severally liable to third parties, including but not limited to the County, for the acts or omissions of the Contractor or any other entity, partner or joint venturer hereunder.

(b)          If the Contractor is comprised of more than one legal entity or any group of partners or joint venturers associated for the purposes of undertaking this Agreement, each such entity acknowledges and hereby affirmatively represents and agrees that the respective rights, duties and liabilities of each hereunder shall be governed by the laws of the State of New York, including but not limited to the New York Partnership Law.

23.         Executory Clause. Notwithstanding any other provision of this Agreement:

(a)          Approval and Execution. The County shall have no liability under this Agreement (including any extension or other modification of this Agreement) to any Person unless (i) all County approvals have been obtained, including; if required, approval by the County Legislature, and (ii) this Agreement has been executed by the County Executive (as defined in this Agreement).

(b)          Availability of Funds. The County shall have no liability under this Agreement (including any extension or other modification of this Agreement) to any Person beyond funds appropriated or otherwise lawfully available for this Agreement, and, if any portion of the funds for this Agreement are from the state and/or federal governments, then beyond funds available to the County from the state and/or federal governments.

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IN WITNESS WHEREOF, the Firm and the County have executed this Agreement as of the date first above written.

AbTech Industries, Inc.

By:	/s/ Glenn R. Rink

Name:	Glenn R. Rink

Title:	President & C.E.O.

Date:	June 5, 2013

NASSAU COUNTY

By:	/s/ Edward P. Mangano

Name:	Edward P. Mangano

Title:	County Executive

Date:	October 8, 2013

PLEASE EXECUTE IN BLUE INK

STATE OF ARIZONA	)
)ss.:
COUNTY OF MARICOPA	)

On the 5 day of June in the year 2013 before me personally came Glenn R. Rink to me personally known, who, being by me duly sworn, did depose and say that he or she resides in the County of Maricopa, that he or she is the Pres./CEO of AbTech Industries, Inc., the corporation described herein and which executed the above instrument; and that he or she signed his or her name thereto by authority of the board of directors of said corporation.

NOTARY PUBLIC: /s/ Teri Wilkerson

                                   Comm. exp. 8/28/16

STATE OF NEW YORK	)
)ss.:
COUNTY OF NASSAU	)

On the 8 day of October in the year 2013 before me personally came Edward P. Mangano to me personally known, who, being by me duly sworn, did depose and say that he or she resides in the County of Nassau, that he or she, is a Deputy County Executive of the County of Nassau, the municipal corporation described herein and which executed the above instrument; and that he or she signed his or her name thereto pursuant to Section 205 of the County Government Law of Nassau County.

NOTARY PUBLIC: /s/ Doreen R. Pennica

                                   Comm. exp. 7/23/15